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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:    3235-0287      |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Schipper          Lionel
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green
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                     (Street)

   Stamford               CT            06901
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Moore Corporation Limited     (MCL)

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year



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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify title below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
               2. Trans-   2A. Deemed  3. Trans-       4. Securities Acquired (A)      Beneficially     Form:
                  action   Execution      action          or Disposed of (D)           Owned Following  Direct      7. Nature of
                  Date     Date, if       Code            (Instr. 3, 4 and 5)          Reported         (D) or         Indirect
1. Title of       (Month/  any (Month/    (Instr. 8)      --------------------------   Transactions(s)  Indirect       Beneficial
   Security       Day/     Day/Year)      ----------                (A) or             (Instr.          (I)            Ownership
   (Instr. 3)     Year)                   Code    V       Amount    (D)        Price   3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Shares  08/27/02    N/A          A               543       A         $10.37     5,287              D              N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (9-02)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER



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FORM 4 (CONTINUED)

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.    3A.        4.        5.            6.           7.             8.      9.         10.       11.
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                                                                              Title and              Number of  Ownership
                                                   Number of     Date Exer-   Amount of              derivative Form of
                                                   Derivative    cisable and  Underlying             Securities Deriv-
                                                   Securities    Expiration   Securities     Price   Benefi-    ative
            Conver-                      Trans-    Acquired (A)  Date (Month/ (Instr. 3      of      cially     Security
            sion or   Trans-  Deemed     action    or Disposed    Day/Year)    and 4)        Deriv-  Owned      Direct
            Exercise  action  Execution  Code      of (D)        ------------ -------------  ative   Following  (D) or    Nature of
Title of    Price of  Date    Date, if   (Instr.   (Instr. 3,    Date               Amount   Secur-  Reported   Indirect  Indirect
Derivative  Deriv-    (Month/ any         8)        4 and 5)     Exer-  Expir-      or Num-  ity     Tran-      (I)       Beneficial
Security    ative      Day/   (Month/    --------  ----------    cis-   ation       ber of   (Instr. saction(s) (Instr.   Ownership
(Instr. 3)  Security   Year)  Day/Year)  Code  V   (A)   (D)     able   Date  Title Shares    5)     (Instr. 4)  4)       (Instr. 4)
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
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

Explanation of Responses:

              /s/ Lionel H. Schipper                       Sept. 9, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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